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                                                                  EXHIBIT 10.8



                           AGREEMENT OF SUBCONTRACT
                      (FIRM FIXED PRICE/TIME AND MATERIAL)
                                    BETWEEN
                      GTE GOVERNMENT SYSTEMS CORPORATION
                       COMMUNICATIONS SYSTEMS DIVISION
                                      AND
                 AMERICAN COMPUTER AND ELECTRONICS CORPORATION
                                AS SUBCONTRACTOR
                 ISSUED UNDER PRIME CONTRACT DAAB07-92-D-E026


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                          LTLCS SUBCONTRACT AGREEMENT

                               TABLE OF CONTENTS

         PREAMBLE                                                    1-5

PART I   SCHEDULE                                                    5-17

   1.0   Equipment, Supplies, Materials and Other Items to
         be Provided                                                 5

   2.0   Subcontract Type                                            5

   3.0   Option Prices and Performance                               5

   4.0   Term of the Subcontract                                     6

   5.0   Purchase Order Mechanism                                    6

   6.0   Delivery/Performance                                        7
         6.1  Delivery Schedule                                      7
         6.2  Time of Performance                                    7
         6.3  Delays in Delivery                                     7
         6.4  Early Delivery                                         7

   7.0   Packaging, Marking and Shipping                             8

   8.0   Inspection and Acceptance                                  10

   9.0   Consideration and Payment                                  14
         9.1  Prices                                                14
         9.2  Payment                                               14
         9.3  Invoicing                                             15
         9.4  Offsets and Reductions                                15
         9.5  Release of Claims                                     15

  10.0   Warranty of Supplies and Services                          16

  11.0   Subcontractor Responsibility                               16

  12.0   Liaison with the Contractors Customer                      17

  13.0   Defense Priority Rating                                    17

  14.0   Disclosure of Information                                  17

                               TABLE OF CONTENTS


  15.0   Certifications and Representations                         18

PART II  SPECIAL PROVISIONS                                         19-43

   1.0   Disputes                                                   19

         1.1   Subcontractor Acknowledgment                         19
         1.2   Disputes Between Subcontractor
               and Contractor                                       19
         1.3   Notice of Disagreement                               19
         1.4   Appeal                                               20
         1.5   Duty to Proceed                                      20
         1.6   Claim                                                20
         1.7   Reserved                                             20
         1.8   Amendment                                            21
         1.9   Survival                                             21

   2.0   Termination for Convenience of the Contractor              21

   3.0   Default                                                    25

   4.0   Stop-Work Order                                            27

   5.0   Assignment and Subcontracting                              28

   6.0   Value Engineering Change Proposals                         28

   7.0   Current Technology Substitutions/Additions                 29

   8.0   Insurance Schedule                                         30

   9.0   Risk of Loss or Damage to Purchased Equipment              30

  10.0   Notice of Loss or Damage                                   30

  11.0   Liability for Loss or Damage                               31

  12.0   Safety and Health                                          31

  13.0   Subcontractor Personnel                                    31



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                               TABLE OF CONTENTS

  14.0   Permits, Taxes, Licenses, Ordinances and
         Regulations                                                32

  15.0   Normal Working Hours                                       32

  16.0   Local, State and Federal Regulations                       33

  17.0   Third Party Equipment/System/Software Operations
         and Maintenance Training and/or Certification              33

  18.0   Third Party Equipment/System/Software Operation
         and Maintenance                                            33

  19.0   Rights in Technical Data and Computer Software             34

  20.0   Travel Expenses                                            34

  21.0   English Language Documentation                             34

  22.0   Non-Waiver of Rights                                       34

  23.0   Pre-Production, Start-up and Other Non-Recurring
         Costs                                                      35

  24.0   Indemnification for Defective Cost or Pricing Data         35

  25.0   Subcontract Flowdown Requirements                          35

  26.0   Subcontractor Access to Installations                      35

  27.0   Government Furnished Support                               35

  28.0   Passports and Visas                                        37

  29.0   Request Overseas Area Clearances, Travel Authorization
         Orders, Logistical Privileges and Security Clearances      37

  30.0   Support in Host Country                                    37

  31.0   Subcontractor Performance in Support of Wartime
         or Contingency Operations                                  39


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                               TABLE OF CONTENTS


  32.0   Conformity to Japanese Laws and Regulations                40
         (Applied to JTU Site Only)

  33.0   Subcontractor or Technical Representative Status -
         Republic of Korea (ROK) (Applies to Korea Sites Only)      40

  34.0   Uncompensated Overtime                                     42

  35.0   Scope Changes to Baseline                                  42

PART III FEDERAL ACQUISITION REGULATIONS (FAR) AND DOD
         FAR SUPPLEMENTS (DFARS) PROVISIONS                         43-51

PART IV  STATEMENT OF WORK AND SPECIFICATIONS

PART V:  ATTACHMENTS

Attachment 1  Price and Delivery Schedule
Attachment 2  Packaging Requirements
Attachment 3  Representations, Certifications and Instructions
Attachment 4  Example of Joint Travel Requirements

AGREEMENT OF SUBCONTRACT

THIS AGREEMENT OF SUBCONTRACT (hereinafter referred to as this "Subcontract"), made as of the 29 of April 1994, by and between the COMMUNICATIONS SYSTEMS DIVISION Of GTE Government Systems Corporation, a Delaware Corporation, having an office and place of business at Needham, Massachusetts (hereinafter called the "Contractor") and AMERICAN COMPUTER AND ELECTRONICS CORPORATION, a Maryland Corporation, having an office and place of business at Gaithersburg, Maryland (hereinafter called the "Subcontractor").

WITNESSETH , THAT:

WHEREAS IT IS UNDERSTOOD THAT:

     (i) The United States of America (hereinafter referred to as the "Government") acting through a duly authorized Contracting Officer of the Department of Defense has heretofore entered into a contract identified as Prime Contract No. DAAB07-92-D-EO26 (which contract is hereinafter referred to as the "Prime Contract") whereunder certain work was undertaken to be performed for the Government; and

     (ii) The Contractor (GTE) by such Prime Contract has undertaken the performance of all or a portion of such work and;

     (iii) The Contractor desires to have the Subcontractor perform the work called for by this Agreement and the Subcontractor desires to so perform upon the terms and conditions in this Agreement set forth.

Now, therefore, in consideration of the foregoing and the undertaking hereinafter set forth, and subject to the approval of the Government, the parties hereto do hereby agree as follows:

     ARTICLE 1:  Object and Scope of Subcontract

     The object of this Subcontract is to set forth the parties respective rights and obligations with regard to depot level support (repair and return services), field service support, emergency and non-emergency technical assistance, remote diagnostics, publications updates, software upgrades, spare replenishment, training engineering support and report


                                       1


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     generation to be supplied hereunder when and as provided in the Schedule and Statement of Work (SOW) included herein.

     ARTICLE 2:  Documents Comprising Subcontract

     The Subcontract is composed of the following Subcontract Documents, each of which is an integral part hereof:

     2.1  Agreement of Subcontract

          Part I              Schedule

          Attachment 1 -   Price and Delivery Schedule
          Attachment 2 -   Packaging Requirements
          Attachment 3 -   Representations, Certifications
                           and Instructions
          Attachment 4 -   Example of Joint Travel Regulations

          Part II   Special Provisions
          Part III  General Provisions
          Part IV   Statement of Work

     ARTICLE 3:  Integration and Merger

     This Subcontract constitutes the final and entire expressed agreements of the Parties concerning the subject matter hereof, and supersedes all prior negotiations, discussions, representations, correspondence, promises or agreements, either written or oral, that may have been made in connection with the subject matter hereof. This Subcontract or any Contract Document which is a part hereof may only be amended by written agreement of the Parties. The only person authorized to modify this Subcontract on behalf of Contractor is the duly authorized representative of the Contractual Relations Department as specified in Article 6.

     ARTICLE 4:  Interpretation and Precedence

     4.1 In the event of a conflict with or inconsistencies between the provisions of this Subcontract, such conflicts or inconsistencies shall be resolved by giving precedence to the various portions of the Subcontract in the following order:


                                       2


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          4.1.1     Articles 1 thru 7
          4.1.2 Part I: Schedule and Attachment 1 thru 4 and any Purchase Orders issued in accordance therewith.
          4.1.3     Part II:  Special Provisions
          4.1.4     Part III: General Provisions
          4.1.5     Part IV:  Statement of Work

     4.2 The title and captions of any parts, sections or paragraphs of this Subcontract are for convenience or reference only and shall have no meaning in the construction or interpretation of this Subcontract.

     4.3 This Subcontract incorporates one or more clauses by reference with the same force and effect as if it were given in full text.

     ARTICLE 5:  Controlling Law and Severability

     5.1 Irrespective of the place of performance, this Subcontract will be construed, interpreted and enforced in accordance with the United States federal common law of government contracts as enumerated and applied by federal judicial bodies, boards of contract appeals and quasijudicial agencies of the Federal Government of the United States. To the extent that the federal common law of government contracts is not dispositive, laws of the Commonwealth of Massachusetts, which is the State wherein this Subcontract was made, shall apply.

     5.2 Any provision hereof which is held invalid or unenforceable shall not affect the validity or enforceability of any other provisions hereof. In the event that any provision of this Subcontract is held invalid or unenforceable, the Parties shall make every effort to mutually agree to a new provision in regard to the same subject.

     ARTICLE 6:  Communication and Authority

     6.1 The Contractor's duly authorized representative of the Contractors Contractual Relations Department shall be the only Contractor individual authorized to issue Subcontract changes and stop-work orders, altering the schedule or place of performance under the Subcontract, or otherwise varying the terms of the Subcontract. No other Contractor


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          or Government communications shall have any contractual validity or be binding on the Contractor.

     6.2 Except as otherwise specified herein, all correspondence, notices and approvals permitted or required hereunder shall be made to or by the duly authorized representative of parties as set forth below:

          Contractor:  Mr. Henry L. Marcoux
          Title:  Subcontract Administrator

          Subcontractor:  S. Joe Dorr
          Title:  Vice President

          Subcontractor:  J. Ben Gray
          Title:  Program Director

          6.2.1 The Parties shall promptly notify each other in writing of any changes made to their respective designated representatives hereunder.

     ARTICLE 7:  Force and Effect

     This Subcontract shall enter into full force and effect and shall be binding on the Parties upon signature by the duly authorized representatives of the Parties. The Effective Date shall be the date specified in the attestation below:

     ATTESTATION

     IN WITNESS WHEREOF, the Parties hereto have caused this Subcontract to be signed by their duly authorized representatives as of the day and year first written.

     GTE GOVERNMENT SYSTEMS CORPORATION
     COMMUNICATIONS SYSTEMS DIVISION
     (Contractor)

     BY:  /s/ Eugene J. McElroy
          -------------------------
     NAME:  Eugene J. McElroy
            -----------------------
     TITLE:  Contracts Manager
             ----------------------
     DATE: 5-9-94
           ------------------------

     AMERICAN COMPUTER & ELECTRONICS CORPORATION
     (Subcontractor)

     BY:  /s/ J. Ben Gray
          -------------------------
     NAME:  J. Ben Gray
            -----------------------
     TITLE:  Program Manager
             ----------------------
     DATE:  29 April 1994
            -----------------------

     The Effective Date of this Subcontract is 4 September 1992.


                                       5


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                                     PART 1

                                   SCHEDULE

1.0  EQUIPMENT, SUPPLIES, MATERIALS AND OTHER ITEMS TO BE PROVIDED

     When ordered by the Contractor, Subcontractor shall furnish complete logistic support which will include spare parts replenishment, support services, technical data and engineering support in quantities and for the firm fixed prices specified in the Delivery and Price Schedule appended hereto as Attachment 1 and in accordance with the Subcontract Statement of Work (SOW) 00-2729487.

2.0  SUBCONTRACT TYPE

     It is understood that this is an IDIO (Indefinite Delivery Infinite Quantity) Subcontract for the equipment, supplies and services in support of the LTLCS Prime Contract No. DAAB07-92-D-EO26. As required Contractor may order any of the items specified in Attachment 1 from the Subcontractor for the equipment, supplies and services specified herein that are necessary to be purchased by the Contractor in order to fulfill its obligations under the LTLCS Program.

3.0  OPTION PRICES AND PERFORMANCE

     The Options described in Attachment 1 are firm fixed price time and material options granted by the Subcontractor which the Contractor, subject to Prime Contract Award, may exercise with the Subcontractor at any time during the Option Periods delineated in Paragraph 4.0, Term of the Subcontract.

     The Contractor may exercise the options to purchase equipment, materials or services identified in Attachment 1 by so notifying Subcontractor in writing. The Effective Date of notice of Contractor's exercise of any option hereunder shall be the date such notice is signed by Contractor's Subcontract Administrator.

     In the event any of these options are duly exercised, the Subcontractor shall furnish to Contractor the equipment, materials, services and other items specified in Attachment 1 at the prices and subject to the delivery dates as set forth herein. All options will be exercised in accordance with Purchase Order Mechanism set forth in Paragraph 5.0 and shall be


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     subject to and governed by the terms of this Subcontract.  There is no minimum or limit on the number of purchase orders and SLINS that may be issued under any option in any year.

     Neither this Subcontract nor its Attachments shall be construed to expressly or implicitly commit Contractor to exercise in whole or in part any of the options set out in this Subcontract. The options are independent and if any option(s) are not exercised the Subcontractor will not be entitled to any reimbursement or adjustment and all future options will remain in effect.

4.0  TERM OF THE SUBCONTRACT

     4.1 For the purpose of this subcontract the following option years are established:

     (a)  Base Year 1 effective 01 July 1992 thru 30 June 1993.

     (b)  Option Year 1 effective from 01 July 1993 thru 30 June 1994.

     (c)  Option Year 2 effective from 01 July 1994 thru 30 June 1995.

     (d)  Option Year 3 effective from 01 July 1995 thru 30 June 1996.

     (e)  Option Year 4 effective from 01 July 1996 thru 30 June 1997.

     4.2 The Subcontract shall be applicable to all Delivery Orders dated and placed in the mail by the Contractor up to the expiration date of the Subcontract.

     4.3 Field Service Support may not be scheduled to extend beyond the last day of the third calendar month after the expiration date of the basic Subcontract or applicable option.

5.0  PURCHASE ORDER MECHANISM

     5.1 For purposes of Subcontract procedure, the equipment, materials, services and other items to be supplied hereunder shall be ordered and delivered in accordance with Purchase Orders to be placed by Contractor.

     5.2 Notwithstanding any provisions on any form supplied by Contractor or Subcontractor to the contrary, all Purchase Orders issued pursuant to this Subcontract shall be subject to and governed by the terms of this Subcontract. Any terms and conditions that may appear on any form supplied by Contractor or Subcontractor which alters, revises, conflicts with or supplements the terms of this Subcontract shall have no force or effect unless such provisions are mutually agreed to in writing and expressly incorporated into this Subcontract by duly authorized representatives of the Parties.

     5.3 Each Purchase Order shall include a description of the equipment, materials or services as well as mutually agreed upon delivery date and ship to address(es). Each Purchase Order shall contain a reference to the Prime Contract Number in addition to a separate Order Number assigned to the Purchase Order by Contractor.

6.0  DELIVERY/PERFORMANCE

     6.1  Delivery Schedule

     The Subcontractor shall provide all supplies, services and data ordered under this Subcontract in accordance with the delivery dates specified in the purchase order.

     6.2  Time of Performance

     All work shall be completed within the time period(s) specified in Attachment 1 or elsewhere in this Subcontract. Subcontractor agrees to comply with the schedule and completion dates as agreed upon herein.

     6.3  Delays in Delivery

          6.3.1 In the event the Subcontractor anticipates difficulty in complying with the Subcontract delivery schedule, the Subcontractor shall immediately notify the Contractor's Subcontract Administrator in writing, giving pertinent details, including the date by which it expects to make delivery. This data shall be informational only and receipt thereof shall not be construed as a waiver by the Contractor of any Subcontract delivery schedule, or any rights or remedies provided by law under this Subcontract.


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          6.3.2  If at any time it appears that the Subcontractor has not or will not meet the contract delivery schedule, or any extension thereof, the Contractor shall have the right to require the Subcontractor to submit a revised delivery schedule together with adequate information and documentation to support the reasonableness of the proposed schedule.
     The proposed delivery schedule shall provide a date certain for each deliverable item under the terms of the Subcontract. Such delivery schedules shall take into consideration all contingencies based upon events or circumstances which are known to the Subcontractor or reasonably forgeable at the time of submission. The Subcontractor shall submit the revised delivery schedule within twenty-five (25) days after receipt of notification by the Contractor. Such notification shall not be deemed a waiver of the existing Subcontract delivery schedule. The Contractor shall have thirty-five (35) days within which to approve or disapprove the Subcontractor's proposed revision to the delivery schedule. If approved by the Contractor, the proposed delivery schedule shall be incorporated into the Subcontract by bilateral modification.

     If Contractor exercises its right to require a revised delivery schedule and the Subcontractor fails to submit a revised delivery schedule within the time specified above, or any extension thereof granted in writing by the Contractor, the Subcontractor shall be deemed to have failed to make delivery within the meaning of the "Default" clauses of this Subcontract and this Subcontract shall be subject to termination.

          6.3.3 Notwithstanding any other remedies available to the Contractor, in the event that Subcontractor fails to deliver items to be supplied hereunder on or by the Delivery Dates specified, Subcontractor shall, at its expense, ship such items in accordance with Contractor's instructions so as to ensure expeditious delivery.

     6.4  Early Delivery

     No delivery of equipment, materials, data or other items shall be made prior to the delivery dates specified in the purchase order without prior written approval of Contractor's authorized representative. Early delivery of items required under this Subcontract shall not be deemed to constitute acceptance of


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     accelerated delivery of other items unless such early delivery is expressly requested and approved by Contractor.

7.0  PACKAGING, MARKING AND SHIPPING

     7.1  Domestic Shipment.

          All equipment and supplies will be packed for domestic shipment in accordance with best commercial practices to ensure acceptance by common carrier so they will arrive undamaged at the ultimate destination and to ensure adequate protection is provided against corrosion, deterioration and physical damage until final acceptance in accordance with Mil-Std-1 190 ASTM D3951, and AGO0000600. Marking shall be in accordance with the requirements specified in the edition of ASTM D3951-82, Standard Practice for Commercial Packaging in effect on the date of this Subcontract. Containers shall be clearly marked as follows:

     Name of Contractor:

     Prime Contract No.  including applicable Delivery Order No.:

     Subcontract No.:

     Description of Items Contained Therein with sufficient information for Supply Personnel and Users to identify warranted supplies.

     Consignees Name and Address:

     NOT FOR OUTSIDE STORAGE

     7.2 Overseas Shipment

          All equipment and supplies shall be packed for overseas shipment in accordance with the best commercial effort practice suitable for water movement to arrive undamaged at ultimate destination in accordance with Mil-Std-1190, ASTM D3951 and AGO0000600. Containers shall be clearly marked as follows:

     Name of Contractor

     Prime Contract No. including applicable Delivery Order No.:

     Subcontract No.:


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     Description of Items Contained Therein with sufficient information for
     Supply Personnel and Users to identify warranted supplies.

     Consignees Name and Address:

     NOT FOR OUTSIDE STORAGE

     7.3 Technical data and computer software will be individually packed and mailed (FOB Destination) to each address designated in the SDRL, DD Form 1423. The practice of bulk packing and shipping technical data and computer software destined for a number of other addressees to a single addressee is prohibited.

     7.4  All shipments shall be made FOB designation.

     7.5 On the earliest possible date, the Subcontractor shall inform the Contractor of the date of shipment from the Subcontractors or low-tier subcontractors facilities and the anticipated time of arrival at the site(s). This notification shall be made no later than the actual date of the shipment.

     7.6 Premium transportation costs to meet delivery schedules shall be at Subcontractor's expense.

     7.7 Commercial packaging of drawings, test reports, software, and other data items shall be in accordance with ASTM D 3951. Copies of ASTM D 3951 are available from American Society for Testing and Materials, 1916 Race Street, Philadelphia, PA 19103.

     7.8  Confidential or Secret Material/Documents Method of Transmission

     MATERIAL will be packed to conceal it properly and to avoid suspicion as to contents, and to reach destination in satisfactory condition. Internal markings or internal packaging will clearly indicate the classification. NO NOTATION TO INDICATE CLASSIFICATION APPEAR ON EXTERNAL MARKINGS (EXTERIOR CONTAINERS). (See paragraph 17 of the Industrial Security Manual for Safeguarding Classification Information (DoD 5220.22M)).

     DOCUMENTS will be enclosed in two opaque envelopes or covers. The inner envelope or cover containing the documents being


                                      11


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     transmitted will be addressed, return addressed, and sealed.  The classification of the documents being transmitted will be clearly marked on the front and back of the inner container. The classified documents will be protected from direct contact with the inner cover by a cover sheet or be folding inward. For SECRET documents, a receipt form identifying the addresser, addressee, and documents will be enclosed in the inner envelope. CONFIDENTIAL documents will be covered by a receipt only when the sender deems it necessary. The inner envelope or cover will be enclosed in an opaque outer envelope or cover. The classification markings of the inner envelope should not be detectable. The outer envelope will be addressed, return addressed, and sealed. NO CLASSIFICATION MARKINGS WILL APPEAR ON THE OUTER ENVELOPE OR COVER. (See paragraph 17 of the Industrial Security Manual for Safeguarding Classified Information (DoD 5220-22M)).

     7.9  Bar Code Marking

     Bar Code Marking is mandatory for all items except:

     a.   Items not identified by National Stock Number (NSN).

     b.   Unpacked or unwrapped tires.

     c.   Local procurement items.

     7.10 The Ship-To-Address will be specified on the applicable purchase order or provided by the Contractor.

8.0  INSPECTION AND ACCEPTANCE

     8.1  Subcontractor's Inspection System

     Subcontractor shall provide and maintain an inspection system acceptable to the Contractor covering supplies and services under this Subcontract and shall tender to the Contractor for acceptance only supplies and services that have been inspected in accordance with the inspection system and have been found by the Subcontractor to be in conformity with the Subcontract requirements. As part of the system, the Subcontractor shall prepare records evidencing all inspections made under the system and the outcome. These records shall be kept complete and made available to the Contractor or the Government during Subcontract performance and for the duration of the Subcontract. The


                                      12


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     Contractor or the Government may perform reviews and evaluations as reasonably necessary to ascertain compliance with this paragraph. These reviews and evaluations shall be conducted in a manner that will not unduly delay the Subcontract work. The right of review, whether exercised or not, does not relieve the Subcontractor of the obligations under this Subcontract.

     8.2  Testing Requirements

     Tests or inspections required in the Statement of Work shall demonstrate compliance to all requirements of the statements of work and specifications set forth in the Subcontract.

     8.3  Quality Assurance Documentation

     Quality Assurance (QA) documentation of Subcontractor performed inspections and tests shall be made available for Contractor and Government review at the locations where the QA inspections are accomplished.

     8.4  Contractor and Government Inspection Rights

     The Contractor and the Government, or their designated representatives, have the right to inspect and test all supplies and services to be provided under the Subcontract, to the extent practicable, at all places and times, including the period of manufacture, and in any event before acceptance. The Contractor and the Government shall perform inspections or tests in a manner that will not unduly delay the work. Neither the Contractor nor the Government assume any contractual obligation to perform any inspection and test for the benefit of the Subcontractor unless specifically set forth elsewhere in this Subcontract.

     8.5  Delays to Inspections and Reinspections

          8.5.1 If delays in inspection or test are due to the fault of the Subcontractor and result in additional cost to the Contractor for reinspection or retest, the Contractor may charge to the Subcontractor any reasonable additional costs incurred due to the delay.

          8.5.2 If delays in inspection or test are not due to the fault of the Subcontractor and result in additional cost to the Subcontractor-for)n or retest, the Subcontractor may charge to the Contractor any reasonable additional costs incurred due to the delay.

     8.6  Nonconforming Supplies

          8.6.1 The Contractor has the right either to reject or to require correction of nonconforming supplies. Supplies are nonconforming when they are defective in material or workmanship or are otherwise not in conformity with the Subcontract requirements. The Contractor may reject nonconforming equipment, supplies and materials with or without disposition instructions.

          8.6.2 The Subcontractor shall remove supplies rejected or required to be corrected. However, the Contractor may require or permit correction in place, promptly after notice, by and at the expense of the Subcontractor. The Subcontractor shall not tender for acceptance corrected or rejected supplies without disclosing the former rejection or requirement for correction, and, when required, shall disclose the corrective action taken.

          8.6.3 Subject to the warranty provisions of this Subcontract, if the Subcontractor fails to promptly remove, replace, or correct rejected equipment, materials or supplies that are required to be removed, replaced or corrected, the Contractor may either (1) remove, replace, or correct the supplies and charge the cost to the Subcontractor, or (2) terminate the Subcontract for default. If the Subcontractor fails to correct or replace the rejected items within the contractual delivery schedule the Contractor has the right to still require delivery and is entitled to an equitable price adjustment. Failure to agree to an equitable price reduction shall be a Dispute.

          8.6.4 If the Contractor rejects a data item in writing and identifies the specific contract requirement not met and affords the Subcontractor an opportunity to correct, the correction shall be accomplished within 1 0 business days from the date the Subcontractor receives the reason(s) for rejection to the Subcontractor.


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     8.7  Nonconforming Services

          8.7.1 Subject to the warranty provisions of this Subcontract, if any of the services do not conform with the Subcontract requirements, the Contractor may require the Subcontractor to perform the services again in conformity with the Subcontract requirements, at no increase in the Subcontract amount. When the defects in services cannot be corrected by reperformance, the Contractor may (1) require the Subcontractor to take necessary action to ensure that future performance conforms to Subcontract requirements and (2) reduce the Subcontract price to reflect the reduced value of the services performed.

          8.7.2 If the Subcontractor fails to promptly perform the services again or to take the necessary action to ensure future performance in conformity with Subcontract requirements, the Contractor may (1) by contract or otherwise, perform the services and charge to the Subcontractor any cost incurred by the Contractor that is directly related to the performance of such service or (2) terminate the Subcontract for default.

     8.8  Inspection Not a Waiver

          8.8.1 The Contractor's or the Government's failure to inspect and accept or reject the supplies or services shall not relieve the Subcontractor from responsibility, nor impose liability on the Contractor or the Government, for such nonconforming supplies or services.

          8.8.2 Any in-process inspections, reviews, approvals, comments or tests by the Contractor or the Government shall not be deemed to be design approval nor relieve the Subcontractor of responsibility for defects or other failures to meet Subcontract requirements unless set forth in writing and made a part hereof. All items to be delivered hereunder are subject to final inspection and acceptance as set forth in the Statement of Work hereof. Acceptance as set forth therein shall be conclusive, except for latent defects, fraud, gross mistakes amounting to fraud, or as otherwise provided in the Subcontract.

          8.8.3 If acceptance is not conclusive for any of the reasons in paragraph 8.8.2 hereof, the Contractor, in addition to any other rights and remedies provided by law, or under other provisions of this Subcontract, shall have the right to require the Subcontractor (1) at no increase in Subcontract price, to correct or replace the defective or nonconforming supplies or services at the point of destination or at the Subcontractors plant, at the Contractor's election, and in accordance with a reasonable delivery schedule as may be agreed upon between the Subcontractor and the Contractor; provided, that the Contractor may require a reduction in Subcontract price if the Subcontractor does not in good faith attempt to meet such delivery schedule, or (2) within a reasonable time after receipt by the Subcontractor of notice of defects or nonconformance, to repay such portion of the Subcontract as is equitable under the circumstances if the Contractor elects not to require correction or replacement. When supplies or services are returned to the Subcontractor, the Subcontractor shall bear the transportation cost from the point of destination to the Subcontractor's plant and return to the original point of destination.
     If the Subcontractor fails to perform or act as required in (1) or (2) above and does not cure such failure within a period of ten (10) days (or such longer period as the Contractor may authorize in writing) after receipt of notice from the Contractor specifying such failure, the Contractor shall have the right to replace or correct such supplies or services and charge to the Subcontractor the cost incurred by the Contractor.

     8.9  Notices of Inspection

     Subcontractor shall submit written notification to Contractor at the times and in the form set forth in the Statement of Work hereof, for all inspections or tests required hereunder which Contractor and/or Government representatives are entitled to witness.

     8.10 Acceptance

          8.10.1  Equipment, Supplies, Materials and Services

                  The equipment, supplies, materials, services and data provided by the Subcontractor under this Subcontract will be considered accepted upon successful completion of all required inspections/tests.

          8.10.2  Acceptance of Data Items.

                  Preliminary and draft submittals of all DATA ITEMS will be reviewed by the Contractor and comments will be transmitted to the Subcontractor. Final submittals will incorporate all Contractor and Government comments and will be reviewed by the Contractor prior to final approval. In all cases final approval of all DATA ITEMS, resides with the Contractor and the Government, and any comments received from the Government will be incorporated into the DATA ITEMs by the Subcontractor.

          8.10.3 Notwithstanding acceptance of any equipment, material or other items as provided herein, all such equipment, materials and other items remain subject to meeting all the performance specification requirements and the warranty provisions of this Subcontract and the remedies contained therein.

9.0  CONSIDERATION AND PAYMENT

     9.1  Prices

     In consideration for the supply of the equipment, services and other items ordered by Contractor and supplied by Subcontractor when and as specified herein, Contractor shall pay to Subcontractor the Subcontract firm fixed prices set forth in Attachment 1 hereto for any options exercised.

     9.2  Payment

          9.2.1 Contractor shall pay the Subcontractor payment for firm fixed price items less any deductions permitted hereunder or at law, net thirty (30) days upon

             (1)    Contractor's acceptance of the item(s) invoiced;
and

             (2) Contractors receipt of Subcontractor's invoice in triplicate, specifying the Prime Contract Number, Subcontract Number, Line Item Number(s),Quantity(s) and unit prices together with:

             (i) A statement signed by a duly authorized representative of Subcontractor certifying that the items covered under the invoice were manufactured or procured by Subcontractor and delivered to Contractor in conformance with this Subcontract.

          9.2.2   Payment for Time and Material Items

                  Contractor shall pay the Subcontractor for time and material efforts less any deductions permitted hereunder or at law, net thirty (30) days upon:

             (1) Contractor's receipt of Subcontractor's invoice in triplicate specifying the Prime Contract Number, Subcontractor Number, Line Item Number(s), Quantity(s) and unit prices together with:

             (i) Signed timecards and expense reports with backup for on-site support. Signed Remote Diagnostic Reports which detail the problem, corrective action, applicable subcontract rate and hours worked are sufficient backup for RD and ETAS support performed remotely.

             (ii) A statement signed by a duly authorized representative of Subcontractor certifying that the items covered under the invoice were manufactured or procured by Subcontractor and delivered to Contractor in conformance with this Subcontract.

             (iii) Two (2) copies of the applicable documentation (i.e. Quality Assessment Report, Monthly Status Report, Customer Service Report).

                    Note: All items except Quality Assessment may only be billed once per month. The Quality Assessment Report is payable upon acceptance by the Contractor.

     9.3  Invoicing

     Invoices are to be submitted to:

     GTE GOVERNMENT SYSTEMS CORPORATION 77 "A" STREET
     NEEDHAM, MA 02194-9123

     ATTENTION: Accounts Payable

     PAYMENT IS TO BE
     REMITTED TO:   American Computer
                    P.O. Box 630271
                    Baltimore, MD 21263-0271

     9.4  Offsets and Reductions

     Contractor reserves the right to withhold and offset any amounts due to Subcontractor from Contractor under the terms of this Subcontract from any payments due or which may become due to Subcontractor hereunder.

     9.5  Release of Claims

     As condition precedent to any payments under this Agreement, Contractor may require the Subcontractor to furnish his affidavits that no liens or rights in rem of any kind lie upon or have attached against the work, or materials, article or equipment therefor, or any part thereof, either for or on account of an work done upon or about such work, or any materials, articles or equipment furnished therefore or in connection therewith, or any other cause or things or any claims or demands of any kind (except claims of the Government.)

     9.6 The following provisions marked (X) when applicable are incorporated in this Subcontract:

          9.6.1   Progress Payments (X)

          9.6.2   MILESTONE PAYMENTS (X)

10.0 WARRANTY OF SUPPLIES AND SERVICES

     10.1 The Subcontractor shall extend its commercial warranty normally offered for all supplies and services furnished under this Subcontract and warrant that the supplies and services will be free from defects in material and workmanship and shall conform with the specifications and other requirements of this Subcontract. Warranty will commence after Contractor acceptance in accordance with paragraph 8.10, Acceptance.

     10.2 All defective parts which are removed and replaced during the warranty period shall become the property of the Subcontractor.

     10.3 Prior to the expiration of the warranty period, whenever equipment is shipped for replacement or repair purposes, the Subcontractor shall bear all the shipping costs, including but not limited to cost of packing, transportation, rigging, drayage and insurance. The Subcontractor shall also bear the responsibility for the supplies while in transit.

     10.4 The warranty shall not apply to maintenance required due to the fault or negligence of the Contractor or Government or third persons (e.g. vandal(s), saboteur(s), visitor(s), etc.) or due to Acts of God.

     10.5 The Subcontractor will not be responsible for providing a warranty on any Government Furnished Equipment (i.e. excess switches in the Government inventory) provided under this Subcontract.

     10.6 Replacement items that are provided in exchange for defective equipment during warranty shall be warranted for the remainder of the warranty period of the original equipment.

     10.7 The performance of the operation and maintenance functions by properly trained Government/Contractor personnel or their third party designee shall not void or in any way vitiate Subcontractor's warranties.

11.0 SUBCONTRACTOR RESPONSIBILITY

     The Subcontractor warrants that Subcontractor has reviewed all specifications, drawings and documents that are applicable to this Subcontract and agrees that deliverable items will meet or exceed all requirements of this Subcontract.

12.0 LIAISON WITH THE CONTRACTOR'S CUSTOMER

     Except in emergency situations or where authorized in the specification, the Subcontractor shall not communicate with the Contractor's customer regarding this Subcontract without the express written permission of the Contractor. The Subcontractor shall provide assistance to the Contractor, upon request, in the preparation for and/or conducting of meetings with the Contractor's customer.

     The Subcontractor shall be responsible for immediately notifying the Contractor by telephone, facsimile or telegram should the Contractors Customer or anyone other than the Subcontractors suppliers communicate in any manner directly with him regarding this Subcontract. All such communications shall be referred to the Contractor. Communication(s) to the Government from the Subcontractor and all other subcontractors to the Government regarding this Subcontract shall be conducted through the Contractor.

     The Subcontractor shall notify the Contractor in writing of any impending visit by Government personnel relative to this Subcontract or its subcontractors facilities or on-site installation offices immediately upon being advised thereof.

     For the purpose of this clause, the Contractor's customer(s) is U.S. Army CECOM.

     12.1 This paragraph refers to work being performed on the LTLCS Subcontract specifically and does not preclude American Computer and Electronic Corp. from having liaison regarding common services provided to the Government.

13.0 DEFENSE PRIORITY RATING

     Subcontractor acknowledges that Contractor has informed it that the Prime Contract has been assigned a Defense Order Rating DO-A7 and agrees to extend this rating to this Subcontract and all lower tier subcontractors and suppliers and to comply with the requirements of FAR 52.212-8.

14.0 DISCLOSURE OF INFORMATION

     The Subcontractor shall not disclose any information under this Subcontract to any person unless (i) it is required for the performance of this Subcontract, or (ii) the individual is specifically authorized in writing by the Contractor to receive the information. Subcontractor shall not in any manner, advertise or publish the fact that it has furnished or has contracted to furnish the Contractor with any items ordered unless authorized in writing by the Contractor.

15.0 CERTIFICATIONS AND REPRESENTATIONS

     All the Subcontractor Certifications and Representations set forth in Attachment (3)-Representation, Certification and Instructions are incorporated into this Subcontract

                                    PART II

                              SPECIAL PROVISIONS

1.0  Disputes

     1.1  Subcontractor Acknowledgment

          The Subcontractor hereby acknowledges that the continued, uninterrupted performance of this Subcontract is essential to the interests of Contractor. The Subcontractor further acknowledges that in consideration of and as an inducement for the award of this Subcontract by Contractor, the Subcontractor agrees that all disputes arising under or relating to this Subcontract shall be determined solely in accordance with and subject to the provisions of the "Disputes" clause as set forth herein.

     1.2  Disputes Between Subcontractor and Contractor

          All disputes between the parties shall be resolved to the extent practicable by negotiation in good faith. Any dispute arising under or relating to this Subcontract which cannot be resolved by negotiation in good faith, shall be decided by Contractor upon submission by the Subcontractor of a written claim as provided for herein. Such decision shall be reduced to writing and a copy thereof mailed or otherwise furnished to Subcontractor within sixty
          (60) days, or within such sixty (60) days Contractor shall notify the Subcontractor of the date by which such decision shall be made. A claim by Contractor against the Subcontractor shall be subject to a written decision by Contractor's Authorized Representative.

     1.3  Notice of Disagreement

          Within thirty (30) days after date of receipt of a decision denying any such claim or within thirty (30) days after the date a decision was required, Subcontractor shall notify Contractor in writing of its disagreement with the decision. In the absence of such notice, such decision shall be final and binding upon the Subcontractor.

     1.4  Appeal

          Provided that Subcontractor notifies Contractor of its disagreement as set forth above, and diligently proceeds with the performance of this Subcontract in accordance with paragraph 1.6 below, Subcontractor may appeal said decision by pursuing any right or remedy it may have against Contractor at law or in equity in accordance with Article 5 "Controlling Law, Venue and Severability". Any such action must be commenced by Subcontractor within one (1) year from the date of receipt by Contractor of such notice of disagreement.

     1.5  Duty to Proceed

          Pending settlement or final resolution of any request for relief, claim, decision, cause of action, appeal or judgment of any dispute arising under or relating to this Subcontract, including any action for actual or anticipated breach, Subcontractor shall diligently proceed with the performance of this Subcontract in accordance with the decision of Contractor pursuant to paragraph 1.3 above, provided however, that Subcontractor shall not proceed to the extent Contractor's decision, pursuant to paragraph 1.3 above, directs Subcontractor not to proceed with the performance of all or any part of this Subcontract.

     1.6  Claim

          As used in this clause, "claim" means a written demand or assertion seeking, as a matter of right, the payment of money in a sum certain, the adjustment or interpretation of Subcontract terms or other relief arising under or relating to this Subcontract. Any claim submitted for decision hereunder shall (i) specify the facts, Subcontract terms and conditions and authorities relied upon by the Subcontractor in support of the relief sought; (ii) be accompanied by a certification executed by a senior company official in charge at the Subcontractors plant or location involved or an officer or general partner of the Subcontractor having overall responsibility for the conduct of the Subcontractors affairs stating that: (1) the claim is made in good faith; (2) all data supporting the claim are accurate and complete to the best of the Subcontractors knowledge and belief; (3) the amount requested accurately reflects the Subcontract adjustment for which the Subcontractor believes Contractor is liable.

     1.7  RESERVED

     1.8  Amendment

          Notwithstanding any other provision of this Subcontract to the contrary, Contractor specifically reserves the right to amend or otherwise modify this Subcontract whenever required to implement any Contractor decision or direction issued hereunder.

     1.9  Survival

          The rights and obligations described in this clause shall survive completion of and final payment under this Subcontract.

2.0 TERMINATION FOR CONVENIENCE OF THE CONTRACTOR (FIXED-PRICE) (FAR 52.249-2) (1984 APR)

     (a) The Contractor may terminate performance of work under this subcontract in whole or, from time to time, in part, if the Government determines that a termination is in the Government's interest or when is ordered to terminate for the convenience of the Government in accordance with FAR Government, 52.249-02. The Contractor shall terminate by delivering to the Subcontractor a Notice of Termination specifying the extent of termination and the effective date.

     (b) After receipt of a Notice of Termination and except as directed by the Contractor, the Subcontractor shall immediately proceed with the following obligations, regardless of any delay in determining or adjusting any amounts due under this clause:

          1.  Stop work as specified in the notice.

          2. Place no further lower tier subcontracts or orders (referred to as subcontracts in this clause) for materials, services, or facilities except as necessary to complete the continued portion of the Subcontract.

          3. Terminate all orders or subcontracts to the extent they relate to the work terminated.

          4. Assign to the Contractor or the Government, as directed by the Contractor, all right, title and interest of the Subcontractor under the subcontracts terminated, in which case the Contractor or the Government shall have the right to settle or to pay any termination settlement proposals arising out of those terminations.

          5. With approval or ratification to the extent required by the Contractor or the Contracting Officer, settle all outstanding liabilities and termination settlement proposals arising from the termination of subcontracts; the approval or ratification will be final for purposes of this clause.

          6. As directed by the Contractor, transfer title and deliver to the Contractor or the Government (i) the fabricated or unfabricated parts, work in process, completed work, supplies, and other material produced or acquired for the work terminated, and (ii) the completed or partially completed plans, drawings, information and other property that, if the Subcontract or Prime Contract had been completed, would be required to be furnished to the Contractor or the Government.

          7.  Complete performance of the work not terminated.

          8. Take any action that may be necessary, or that the Contractor may direct, for the protection and preservation of the property related to this Subcontract that is in the possession of the Subcontractor and in which the Contractor or the Government has or may acquire an interest.

          9. Use its best efforts to sell, as directed or authorized by the Contractor, any property of the types referred to in subparagraph (6) above; provided, however, that the Subcontractor (i) is not required to extend credit to any purchaser and (ii) may acquire the property under the conditions prescribed by, and at prices approved by, the Contractor and the Contracting Officer. The proceeds of any transfer or disposition will be applied to reduce any payments to be made by the Contractor under this Subcontract, credited to the price or cost of the work, or paid in any other manner directed by the Contractor.
     (c) After expiration of the plant clearance period as defined in Subpart
     45.6 of the Federal Acquisition Regulation, the Subcontractor may submit to the Contractor a list, certified as to quantity and quality, of termination inventory not previously disposed of, excluding items authorized for disposition by the Contractor. The Subcontractor may request the Contractor or the Government to remove those items or enter into an agreement for their storage. Within 1 5 days, the Contractor or the Government will accept title to those items and remove them or enter into a storage agreement. The Contractor may verify the list upon removal of the items, or if stored, within 45 days from submission of the list, and shall correct the list, as necessary, before final settlement.

     (d) After termination, the Subcontractor shall submit a final termination settlement proposal to the Contractor in the form and with the certification prescribed by the Contractor. The Subcontractor shall submit the proposal promptly, but no later than six (6) months from the effective date of termination, unless extended in writing by the Contractor upon written request of the Contractor within this six (6) month period. However, if the Contractor determines that the facts justify it, a termination settlement proposal may be received and acted on after six months or any extension. If the Subcontractor fails to submit the proposal within the time allowed, the Contractor may determine, on the basis of information available, the amount, if any, due the Subcontractor because of the termination and shall pay the amount determined.

     (e) Subject to paragraph (d) above, the Subcontractor and the Contractor may agree upon the whole or any part of the amount to be paid because of the termination. The amount may include a reasonable allowance for profit on work done. However, the agreed amount, whether under this paragraph (e) or paragraph (f) below, exclusive of costs shown in subparagraph (f)(3) below, may not exceed the total subcontract price as reduced by (a) the amount of payments previously made, (2) the Subcontract price of work not terminated, and (3) the amount received by the Contractor from the Government for the same termination. The Subcontract shall be amended, and the Subcontractor paid the agreed amount. Paragraph (f) below shall not limit, restrict, or affect the amount that may be agreed upon to be paid under this paragraph.

     (f) If the Subcontractor and the Contractor fail to agree on the whole amount to be paid because of the termination of work, the Contractor shall pay the Subcontractor the amounts determined by the Contractor as follows, but without duplication of any amounts agreed on under paragraph (e) above:

          1. The subcontract price for completed supplies or services accepted by the Contractor and the Government (or sold or acquired under subparagraph (b)(9) above) not previously paid for, adjusted for any savings of freight and other charges.

          2.  The total of --

              (i) The costs incurred in the performance of the work terminated, including initial costs and preparatory expenses allocable thereto, but excluding any costs attributable to supplies or services paid or to be paid under subparagraph (f)(1) above;

              (ii) The cost of settling and paying termination settlement proposals under terminated subcontract that are properly chargeable to the terminated portion of the Subcontract if not included in subdivision
     (i) above; and

              (iii) A sum, as profit on subdivision (i) above, determined by the Contracting Officer in determining the Contractor's claim against the Government under 49.202 of the Federal Acquisition Regulation, in effect on the date of this Subcontract, to be fair and reasonable; however, if it appears that the Subcontractor would have sustained a loss on the entire Subcontract had it been completed, the Contractor shall allow no profit under this subdivision (iii) and shall reduce the settlement to reflect the indicated rate of loss.

          3. The reasonable costs of settlement of the work terminated, including--

              (i) Accounting, legal, clerical, and other expenses reasonably necessary for the preparation of termination settlement proposals and supporting data;

              (ii) The termination and settlement of subcontracts (excluding the amounts of such settlements); and

              (iii) Storage, transportation, and other costs incurred, reasonably necessary for the preservation, protection or disposition of the termination inventory.

     (g) Except for normal spoilage, and except to the extent that the Contractor or the Government expressly assumed the risk of loss, the Contractor shall exclude from the amounts payable to the Subcontractor under paragraph (f) above, the fair value, as determined by the Contractor, of property that is destroyed, lost, stolen, or damaged so as to become undeliverable to the Contractor, the Government or to a buyer.

     (h) The cost principles and procedures of Part 31 of the Federal Acquisition Regulation, in effect of the date of this Subcontract, shall govern all costs claimed, agreed to, or determined under this clause.

     (i) In arriving at the amount due the Subcontractor under this clause, there shall be deducted--

          1. All unliquidated advance or other payments to the Subcontractor under the terminated portion of this Subcontract;

          2. Any claim which the Contractor or the Government has against the Subcontractor under this Subcontract.; and

          3. The agreed price for, or the proceeds of sale of, materials, supplies, or other things acquired by the Subcontractor or sold under the provisions of this clause and not recovered by or credited to the Contractor or the Government.

     (j) the termination is partial, the Subcontractor may file a proposal with the Contractor for an equitable adjustment of the price(s) of the continued portion of the Subcontract. The Contractor shall make any equitable adjustment agreed upon to the extent the Contractor is also allowed the same equitable adjustment by the Government. Any proposal by the Subcontractor for an equitable adjustment under this clause shall be requested within sixty (60) days from the effective date of termination unless extended in writing by the Contractor.

     (k) (1) The Contractor may, under the terms and conditions it prescribes, make partial payments and payments against cost incurred by the Subcontractor for the terminated portion of the Subcontract, if the Contractor believes the total of these payments will not exceed the amount to which the Subcontractor will be entitled.

         (2) If the total payments exceed the amount finally determined to be due, the Subcontractor shall repay the excess to the Contractor upon demand, together with interest computed at the rate established by the Secretary of the Treasury under 50 U.S.C.
      APP. 1215 (b)(2). Interest shall be computed for the period from the date the excess payment is received by the Subcontractor to the date the excess is repaid. Interest shall not be charged on any excess payment due to a reduction in the Subcontractors termination settlement proposal because of retention or other disposition of termination inventory until 10 days after the date of the retention or disposition, or a later date determined by the Contractor because of the circumstances.

     (l) Unless otherwise provided in this Subcontract or by statute, the Subcontractor shall maintain all records and documents relating to the terminated portion of this Subcontract for four (4) years after final settlement. This includes all books and other evidence bearing on the Subcontractors costs and expenses under this Subcontract. The Subcontractor shall make these records and documents available to the Contractor or the Government, at the Subcontractors office, at all reasonable times, without any direct charge. If approved by the Contractor, photographs, microphotographs, or other authentic reproductions may, be maintained instead of original records and documents.

3.0  DEFAULT

     (a) (1) The Contractor may, subject to paragraphs (c) and (d) below, by written notice of default to the Subcontractor, terminate this Subcontract in whole or in part if the Subcontractor fails to --

              (i) Deliver the supplies or to perform the services within the time specified in this Subcontract or any extension;

              (ii) Make progress, so as to endanger performance of this Subcontract (but see subparagraph (a)(2) below); or

              (iii) Perform any of the other provisions of this Subcontract (but see paragraph (a)(2) below).

         (2) The Contractor's right to terminate this Subcontract under subdivisions (1)(ii) and (1)(iii) above, may be exercised if the Subcontractor does not cure such failure within ten (1 0) days (or more if authorized in writing by the Contractor) after receipt of the notice from the Contractor specifying the failure. Payments, including fee, will be made on all efforts not related to the default issues and will be provided in accordance with the terms of this Subcontract.

     (b) If the Contractor terminates this Subcontract in whole or in part, the Contractor may acquire, under the terms and in the manner the Contractor considers appropriate, supplies or services similar to those terminated, and the Subcontractor will be liable to the Contractor for any excess costs for those supplies or services. However, the Subcontractor shall continue the work not terminated.

     (c) Except for defaults of subcontractors at any tier, the Subcontractor shall not be liable for any excess costs if the failure to perform this Subcontract arises from cause beyond the control and without the fault or negligence of the Subcontractor. Examples of such cause include (1) acts of God, (2) acts of the government in either its sovereign or contractual capacity, (3) fires, (4) floods, (5) epidemics,
     (6) quarantine restrictions, 171, strikes, (8) freight embargoes, and
     (9) unusually severe weather. In each instance the failure to perform must go beyond the control and without the fault or negligence of the Subcontractor.

     (d) If the failure to perform is caused by the default of a Subcontractor at any tier, and if the cause of the default is beyond the control of both the Subcontractor and lower tier subcontractor, and without the fault or negligence of either, the Subcontractor shall not be liable for any excess costs for failure to perform, unless the subcontracted supplies or services were obtainable from other sources in sufficient time for the Subcontractor to meet the required delivery schedule.

     (e) If this Subcontract is terminated for default, the Contractor may require the Subcontractor to transfer title and deliver to the Contractor or the Government, as directed by the Contractor, any (1) completed supplies, and (2) partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as "manufacturing materials" in this clause) that the Subcontractor has specifically produced or acquired for the terminated portion of this Subcontract. Upon direction of the Contractor, the Subcontractor shall also protect and preserve property in its possession in which the Contractor or the Government has an interest.


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     (f)  The Contractor shall pay the Subcontract price for completed supplies delivered and accepted. The Subcontractor and Contractor shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree will be a dispute under the applicable clause of this Subcontract. The Contractor may withhold from these amounts any sum the Contractor determines to be necessary to protect the Contractor or the Government against loss because of outstanding liens or claims of former lien holders.

     (g) If, after termination, it is determined that the Subcontractor was not in default, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the termination had been issued for the convenience of the Contractor or the Government.

     (h) The rights and remedies of the Contractor or the Government in this clause are in addition to any other rights and remedies provided by law or under this Subcontract.

4.0  STOP-WORK ORDER

     4.1 The Contractor may, at any time, by written order to the Subcontractor, require the Subcontractor to stop all, or any part, of the work called for by this Subcontract for a period of 90 days after the stop-work order is delivered to the Subcontractor, and for any further period to which the parties may agree. The order shall be specifically identified as a stop-work order issued under this clause. Upon receipt of the order, the Subcontractor shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of 90 days after a stop-work order is delivered to the Subcontractor, or within any extension of that period to which the parties shall have agreed, the Contractor shall either --

          1.  Cancel the stop-work order; or

          2. Terminate the work covered by the order as provided in the Default, or the Termination for Convenience clause of this Subcontract.


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


     4.2 If a stop-work order issued under this clause is canceled or the period of the order or any extension thereof expires, the Subcontractor shall resume work. The Contractor shall make an equitable adjustment in the delivery schedule or subcontract price or both, and the Subcontract shall be modified, in writing, accordingly, if --

          1. The stop-work order results in an increase in the time required for, or in the Subcontractors costs properly allocable to, the performance of any part of this Subcontract; and

          2. The Subcontractor asserts a claim for the adjustment within 20 business days after the end of the period of work stoppage; provided, that, if the Contractor decides the facts justify the action, the Contractor may receive and act upon the claim asserted at any time before final payment under this Subcontract.

     4.3 If a stop-work order is not canceled and the work covered by the order is terminated in accordance with the Termination for Convenience Clause, the Contractor shall allow reasonable costs resulting from the stop-work order in arriving at the termination settlement.

     4.4 If stop-work order is not canceled and the work covered by the order is terminated for default, the Contractor shall allow, by equitable adjustment or otherwise, reasonable costs resulting from the stop-work order.

5.0  ASSIGNMENT AND SUBCONTRACTING

     5.1 Subcontractor shall not assign any interest herein, in whole or in part, without the prior written consent of the Contractor.

     5.2 Neither all nor substantially all of the work to be performed under this Subcontract may be further subcontracted by Subcontractor without the prior written consent of Contractor.

6.0  VALUE ENGINEERING CHANGE PROPOSALS

     6.1 All VECP's will be in accordance with FAR 52-248-01 (APR 84) as modified by 86 DEV 26.

     Pursuant to 86 DEV 26 -


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


     (a) Immediately after subparagraph (b)(3), add the following subparagraph (4).

          (4) Annual acquisition savings, which are the net reduction in acquisition cost to the Government of an item, resulting from an accepted VECP which the Government determines to reduce the quantity requirement on either the instant contract, concurrent and/or future contracts during the sharing period.

     (b) Delete the definition of "instant unit cost reduction" in subparagraph (b) and substitute the following:

     "Instant unit cost reduction" means the amount of the decrease in unit cost of performance (without deducting any Contractors development or implementation cost) resulting from using the VECP on the instant contract or the amount of savings in annual acquisition cost per unit resulting from the procurement of a reduced total annual demand. In service contracts, the instant unit cost reduction is normally equal to the number of hours per line item task saved by using the VECP on the instant contract, multiplied by the appropriate contract labor rate. Unit cost reduction for savings in annual acquisition cost will be determined by Old annual demand (OAD) of the old part multiplied by the old unit cost (OUC) minus "new" annual demand (NAD) of the new part multiplied by the new unit cost (NUC) and this quantity divided by the "new" annual demand (NAD) or (OAD)(OUC)-(NAD)(NUC))/(NAD).

     Whenever the Subcontractor submits a Value Engineering Change Proposal
     (VECP) under the Value Engineering Clause of this subcontract, the proposal, regardless of classification, will be prepared and submitted on DD Form(s) 16921 through -6, in accordance with Appendix A, MIL-STD-480B. Each Value Engineering Change Proposal submitted will be identified by stamping or printing `VECP' 1/2 inch high at top and bottom of each EGP sheet, with a statement at the top of the ECP Form reading "Value Engineering Change Pursuant to Value Engineering Clause in Section I."

     6.2 No engineering change will be made by the Subcontractor unless he is notified in writing by the Contractor to do so. The VECP shall be accompanied by an SF 141 1, Contract Pricing Proposal, with sufficient supporting cost details to determine


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


     the change in the price of the items and, data items of the Subcontract. If the VECP requires that changes be made to Technical Publication, the changes will be described in the VECP and the supporting cost details will be shown on an SFI 41 1.

     6.3 The Subcontractor shall submit an original and 1 0 copies of the VECP to the Contractor.

7.0  CURRENT TECHNOLOGY SUBSTITUTIONS/ADDITIONS

     7.1 The Subcontractor, upon commercial announcement of new components that can be technically and economically substituted or added for items listed in this subcontract, shall offer said items for addition or substitution. These item(s) may be accepted at the option of the Contractor, provided at least equivalent performance with economic benefits or significantly enhanced performance is achieved. Acceptance of any new components shall be in accordance with the Changes Clause, FAR 52.243-1 and/or 52.243-3 and will be subject to the provisions contained therein.

     7.2 In no event will the prices for the particular item be in excess of the price charged to the Subcontractors most favored commercial customer/distributor, whichever is less.

8.0  INSURANCE SCHEDULE

     8.1 Pursuant to FAR 52.228-05, (Insurance - Work on a Government Installation) and FAR 52.228-07 (Insurance - Liability to Third Persons), the Subcontractor shall maintain as a minimum the types of insurance and coverage set forth in FAR 28.307-2.

     8.2 The Subcontractor will comply with all Federal and State laws pertaining to workmen's compensation and employers liability coverage and any other insurance coverage required by law. The Subcontractor further agrees to continue such coverage in effect during the performance of this Subcontract and to notify the Contractor of any changes in such coverage.

     8.3 Prior to start of work, the Subcontractor shall furnish to the Contractor a certificate or written statement of the required insurance as well as a copy of the insurance policy. The required insurance policies shall contain an endorsement to the effect that cancellation or any material change in the


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


     insurance policies shall not be effective for the period prescribed by the laws of the state in which this contract is performed and in no event less than thirty (30) days after written notification to the Contractor whichever period is longer.

     8.4 The Subcontractor agrees to insert the substance of this clause, including this paragraph, in all subcontracts hereunder.

9.0  RISK OF LOSS OR DAMAGE TO PURCHASED EQUIPMENT

     Title and risk of loss passes to the Contractor upon acceptance, except for loss or damage caused by nuclear reaction, nuclear radiation, radioactive contamination for which the Government is legally liable or when loss or damage is due to the negligence of the Contractor or the Government. Risk of loss to equipment, accessories and devices rented under this Subcontract shall remain with the Subcontractor.

10.0 NOTICE OF LOSS OR DAMAGE

     The Subcontractor shall be liable for any loss of or damage to Contractor or Government property caused by negligence, theft, or willful misconduct of the Subcontractor, his agents, servants, and employees, and shall indemnify and save the Contractor and Government harmless against all actions, proceedings, claims, demands, costs, damages and expenses, including attorneys fees, by reason of any suit or action predicated thereon for any actual or alleged injury to or resulting from the performance of the Subcontract. The Subcontractor shall submit a full written report to the Contractor within 16 hours following the Subcontractor's knowledge of occurrence of such damage, loss or injury.

11.0 LIABILITY FOR LOSS OR DAMAGE

     The Subcontractor shall indemnify and save harmless the Contractor and Government, Rs officer, agents, and employees against all actions, proceedings, claims, demands, cost, damage, and expenses, including attorney's fees by reason of any suit or action brought for any actual or alleged injury to or death of any person or damage to property, including the property furnished by the Contractor or the Government for use of Subcontractor, if any, resulting from the performance subcontracted for herein, if the loss or damage is determined to


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
     have been caused by the negligence, theft, or willful misconduct of the Subcontractor, his agents, or employees.

12.0 SAFETY AND HEALTH

     12.1 The Subcontractor will comply with all Department of Army (DA) Safety and Health regulations and Department of Labor, Occupational Safety and Health Administration (OSHA) Standards.

     12.2 The Subcontractor shall report an incident basis.  All
     Subcontractor accidents occurring on Government property resulting in loss of one full scheduled shift or $1,000.00 in damage to Government property must be submitted to the Contractor on a DA Form 285.

13.0 SUBCONTRACTOR PERSONNEL

     13.1 The Subcontractor is responsible for selecting personnel who are well qualified to perform under this Subcontract, for supervising the techniques used in performance and for keeping them informed of all improvements, changes, methods or operations.

     13.2 The Subcontractor shall have the right to replace or transfer his personnel and to substitute other personnel of equal or greater qualification in lieu thereof, provided that such transfers or replacements will not cause a delay in performance.

     13.3 The Subcontractor shall insure that his personnel are not placed in a position:

          13.3.1 Where they are appointed or employed by Government personnel, or are under the supervision, direction or evaluation of military or civilian Government personnel.

          13.3.2  Of staff or policy decision making for the Government.

          13.3.3 Of command, supervision, administration, or control over DA military or civilian personnel, or become a part of the Government.

          13.3.4 Involving administration or supervision of US Government contracting activities.


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


          13.3.5 The services performed under this Subcontract do not require the Subcontractor or his employee(s) to exercise personal judgment and discretion on behalf of the Government, but rather the Subcontractors employee(, act and exercise personal judgment and discretion on behalf of the Subcontractor.

          13.3.6 Rules, regulations, directions and requirements issued by command authorities under their responsibility for good order, administration, safety and security apply to all personnel who enter the installation or who travel by Government transportation. The Subcontractor will not construe or interpret this to establish any degree of Government control which is inconsistent with a nonpersonal services contract.

14.0 PERMITS, TAXES, LICENSES, ORDINANCES AND REGULATIONS

     Subcontractor shall, at his own expense, obtain all necessary permits, give all notices, pay all license fees and taxes, comply with all Federal, State, municipal, county and local Board of Health ordinances, rules and regulations applicable to the business carded on under this contract and be responsible for all applicable State and Use Taxes. The Subcontractor warrants that he has been duly authorized to operate and do business in the countries in which this contract is to be performed; that he has obtained, at no cost to the U.S. Government, all necessary license and permits required with this contract; and that he will fully comply with all the laws, decrees, labor standards and regulations of such countries during performance of this contract.

15.0 NORMAL WORKING HOURS

     The Subcontractor shall schedule his working hours to coincide with the work hours of each location. No work shall be performed during other work days or during other work hours without written authority of the Contractor. Subcontractor acknowledges that the Contractor will be required to obtain the advance written authorization of the PCO or the COR. Requests must be submitted to the Contractor a minimum of five working days prior to the intended effort.


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


16.0 LOCAL, STATE AND FEDERAL REGULATIONS

     The Subcontractor is responsible for knowledge and compliance with all local, state and federal regulations which may have impact on the performance of this Subcontract. These include, but are not limited to, laws and regulations pertaining to environmental laws such as hazardous material handling and Administration (OSHA) regulations, requirements imposed by historical commissions and landmark preservation committees.

17.0 THIRD PARTY EQUIPMENT/SYSTEM/SOFTWARE OPERATIONS AND MAINTENANCE TRAINING AND/OR CERTIFICATION

     It is expressly acknowledged and agreed that Subcontractor will provide training for purchased equipment, systems, and software; for operation and maintenance; and/or certification of Government personnel and/or its authorized agents as contemplated by 47 CFR Section 68.216 and 68.218. The term "authorized agents" as used herein includes third parties who have been or may be awarded contracts for operation and maintenance of telephone equipment, system, and software at locations specified in this solicitation. The phrase `Government personnel" or "Government employees" as used in this Subcontract and attachments and exhibits is deemed to include third party and/or local nationals (or combination of both) operation and maintenance personnel.

18.0 THIRD PARTY EQUIPMENT/SYSTEM/SOFrWARE OPERATION AND MAINTENANCE

     18.1 It is expressly acknowledged and agreed that the Government operates and maintains all items purchased under the KTU, JTU, CTMP, MTMP and MCP Contracts, including software:

          18.1.1  Completely by Government personnel, or
          18.1.2 Completely by contracting out to a commercial contractor (third party designee), or
          18.1.3  A combination of 18.1.1 and 18.1.2

     18.2 The Subcontractor shall agree that the performance of the operation and maintenance functions by properly trained Government personnel or the Government's third party designee shall not void or in any way vitiate Subcontractor warranties made herein of the items and services provided under this Subcontract.


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


     18.3 It is understood that the Subcontractors warranties do not cover any damage caused by the Government.

19.0 RIGHTS IN TECHNICAL DATA AND COMPUTER SOFTWARE

     19.1 All data, drawings, analysis, reports which are generated or are an element of performance of this Subcontract or which were developed at Government Contractor expense under a previous Prime Contract or Subcontract and are required to be delivered under this contract shall be considered deliverable data with unlimited rights and shall be made available to the Contractor upon the Contractor's request, within the price set forth in this Subcontract. The Parties rights and obligations shall be consistent with the FAR and DFAR clauses referenced In General Provisions, Part III.

     19.2 All software, including documentation, required to be delivered under this contract is Commercial Computer Software developed at private expense and is provided with Restricted Rights. U.S. Government rights are defined by subparagraph (c)(1)(ii) of the "Rights in Technical Data and Computer Software" (Oct 1988) clause of DoD FAR Supplement 252.227-7013. Additionally, all hardware to be delivered was developed at private expense and remains proprietary. All data required to be delivered regarding such hardware, if any, shall be delivered with Limited Rights unless otherwise marked by the manufacturer. GTE acknowledges American Computer and Electronics Corporation's certification letter ser: M93-0894 on Rights and Data.

20.0 TRAVEL EXPENSES

     Reimbursement under this Subcontract for travel costs incurred by Subcontractor personnel in support of the Quality Assessment, Field Service Support (except for Long Term Support in Japan or Korea) and Emergency Technical Assistance will be reimbursed in accordance with the Contract, Travel Regulations (JTR) in effect at the time of travel. See Attachment 4 for example of current FAR/JTR regulations.

21.0 ENGLISH LANGUAGE DOCUMENTATION

     All Subcontractor prepared material and correspondence to be furnished under the Subcontract shall be written in the English language, and all measurements shall be in the English linear measure and avoirdupois weight systems.


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


22.0 NON-WAIVER OF RIGHTS

     The failure or delay of Contractor to insist upon strict performance of any of the terms and conditions in the Subcontract or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this Subcontract shall not affect the validity of other parts hereof.

23.0 PRE-PRODUCTION START-UP AND OTHER NON-RECURRING COSTS

     The Subcontractor agrees that all pre-production, start-up and other nonrecurring costs, as defined in FAR 15.804-6(f), that are not included in the price(s) of the items specified herein, will not be charged to the Government or the Contractor in any future noncompetitive pricing action.

24.0 INDEMNIFICATION FOR DEFECTIVE COST OR PRICING DATA

     If any price, including profit or fee, negotiated under this contractual agreement was increased by any significant sums because the Subcontractor, or any lower-tier Subcontractor pursuant to the clause of this contractual agreement entitled "Subcontractor Cost and Pricing Data, furnished cost or pricing data that was not current, accurate or complete as certified in Subcontractor's Certificate of Current Cost or Pricing Data and is cause for reduction by the Government Contracting Officer of the price of Contractors Prime Contract to which this order is charged, Subcontractor shall indemnify Contractor for any actual loss or damage caused by the failure of such data to be as certified. As used herein, actual loss or damage means the dollar amount by which the prime contract price is reduced by the Government's Contracting Officer, excluding Contractor interest, profit, fees, overhead, G&A and in no event shall such losses or damages include any consequential damages. The parties shall negotiate in good faith concerning the existence, extent and amount of any indemnity claimed to be due under this clause. If the parties cannot agree through these negotiations, then the existence, extent and amount of any claimed indemnity shall be a dispute concerning a question of fact within the meaning of the article of this Subcontract entitled "Disputes."


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


25.0 SUBCONTRACT FLOWDOWN REQUIREMENTS

     Subcontractor agrees to include in its subcontracts any provisions required by the FAR and DFAR or other sections of this Subcontract to be flowed down to all subcontractors. Subcontractor agrees to furnish all information requested by Contractor respective to such subcontracts.

26.0 SUBCONTRACTOR ACCESS TO INSTALLATIONS

     Each installation will identify the appropriate procedures and policies regarding Subcontractor access to the areas where services will be required. Clarification of Terms: "installation", "site", "facility" and "Government" shall be deemed to mean "U.S. Government".

27.0 GOVERNMENT FURNISHED SUPPORT

     27.1 Administrative Support. Government furnished support on-site will be limited to provision of office space and office equipment, for administrative purposes, for approximately 3-5 people. Telephone Service will be provided on a reimbursable basis if not available from the local commercial source. GFE office equipment is limited to one desk, one chair and one to two filing cabinets per individual as required.

     27.2 Facilities Support. The Government will provide storage space as available and agreed to by the Government, Contractor and the Subcontractor.

     27.3 The Subcontractor may utilize Government owned and controlled (not previously furnished as GFP under another contract), tools and test equipment (TMDE) located at the system location on a non-interference basis. This equipment will be considered on loan for the period of use, except as detailed in FAR 52.245-4, "Government Furnished Property (Short Form)." The Subcontractor shall be responsible for repair or replacement of GFP damaged or lost during the loan period. In the event that any GFP must be sent off site for repair, the Subcontractor will provide a like item to be used while the Government-owned equipment is being repaired. The loan of any item as well as shipping and repair will be performed at no additional cost to the Government and will be coordinated with the Contractor.


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


28.0 PASSPORTS AND VISAS

     All Subcontractor personnel shall possess all required passports and visas and will have obtained all required immunizations prior to such employment. in addition, the Subcontractor shall obtain for those personnel departing from CONUS all necessary security clearances and identification. Inability by the Subcontractor to obtain, or delay in obtaining required passports, visas or other requirements in conjunction therewith, shall not be construed as a for an visas and immunizations are solely those of the Subcontractor, and are not excusable delay in performance of the Subcontract. Expense or passports, direct reimbursable hereunder.

29.0 REQUEST OVERSEAS AREA CLEARANCES, TRAVEL AUTHORIZATION ORDERS, LOGISTICAL PRIVILEGES AND SECURITY CLEARANCES

     The Subcontractor shall submit a request for Travel Authorization Orders, Logistical Privileges and Security Clearances to the Contractor. The Subcontractor must allow thirty days for the Contractor to solicit and obtain Government approval of overseas clearances for Subcontractor personnel. The Subcontractor will have personnel on-site within 45 days after subcontract award as required by the Contractor. Failure to obtain such clearances shall not excuse timely contract performance. As a minimum, the request shall include the following:

          a.  Subject:
          b.  Last, First, Middle Name of Visitor:
          c.  Passport Information: Number and date of issue
          d.  Position:
          e.  Citizenship:
          f.  Social Security Number:
          g.  Date/Place of Birth:
          h.  Security Clearance: Date/Agency of Issue
          i.  Date, Purpose of Duration of Visit:
          j.  Subcontract Number:
          k.  Prime Contract.  Number:

30.0 SUPPORT IN HOST COUNTRY

     30.1 The United States citizen Subcontractor employees who are authorized entry to the overseas command will be authorized the following Logistical Support Services with the approval of the


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


     applicable site commander, subject to availability, and in accordance with Army costing methods:

          30.1.1   Civilian Personnel Administrative Services (Reimbursable)

          30.1.2   Legal Services (Reimbursable)

          30-1.3   Mail Pickup and Delivery (Nonreimbursable)

          30-1.4   Administrative Office Space (Reimbursable)

          30-1.5   Custodial/Disposal Services (Reimbursable)

          30-1.6   Fire Protection (Nonreimbursable)

          30-1.7   Police Services (Nonreimbursable)

          30-1.8   Housing/Lodging (Reimbursable)

          30-1.9   Laundry and Dry Cleaning (Reimbursable)

          30.1.10  Health Services (Reimbursable)

          30.1.11  Utilities Services (Reimbursable)

          30.1.12  Real Property Maintenance (Reimbursable/Nonreimbursable)

          30.1.13  Chaplain/Religious Services (Nonreimbursable)

          30.1.14  Social Actions (Nonreimbursable)

          30.1.15  Expendable/General Supplies (Reimbursable)

          30.1.16  Commissary and Base Exchange Privileges (Reimbursable)

          30.1.17  Use of Military Banking Facilities (Reimbursable)

          30.1.18  Telephone/Message Services (Reimbursable)

          30.1.19  Pet and Firearm Registration (Reimbursable)


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


          30.1.20  Ground Transportation (Regularly Scheduled
                   Nonreimbursable); taxi, U-Drive and Rental Reimbursable)

          30.1.21 Mortuary Services (Reimbursable) The support/facilities to be provided shall be further defined by the Contractor on a site-by-site basis.

          30.1.22  Driver Licensing and Vehicle Registration

          30.1.23  Use of Officer's and NCO Clubs

          30.1.24  Government Messing Facilities

          30.1.25  Local and Government Recreational Facilities
                   (Space Available)

          30.1-26 Subcontractor personnel may travel by military aircraft in host country subject to availability.

     30.2 Subcontractor employee dependents who are authorized entry to the overseas command will also be authorized the above logistical support with the approval of the applicable site commander, subject to availability, and in accordance with Army costing methods.

     30.3 Subcontractor employees requests for Logistic Support and Privileges while in Host Country will be processed through the Contractor.

31.0 SUBCONTRACTOR PERFORMANCE IN SUPPORT Of WARTIME OR CONTINGENCY OPERATIONS

     It is hereby understood and agreed by Subcontractor that in the event of the outbreak of hostilities in the area or contiguous area which is being serviced in accordance with this Subcontract, the Subcontractor shall not be relieved of the requirements of the Subcontract in that area during the period of hostilities, provided these services are considered mission essential by the Government Point of Contact as identified in the applicable Purchase Order, but only to the extent that qualified personnel willing to provide services in such an area are available. Subcontractor personnel and dependents will be integrated into Government contingency plans and afforded the same protection and priority for evacuation as U.S. Government personnel. The Government will provide security, housing and messing facilities for Subcontractor personnel and dependents if conditions warrant. The return to the Subcontractors plant of any personnel not willing to serve in such an area shall be determined to be for the convenience of the Government. However, every reasonable effort will be made by the Subcontractor to provide uninterrupted services of qualified personnel.

32.0 CONFORMITY TO JAPANESE LAWS AND REGULATIONS (Applies to JTLJ site only)

     The Subcontractor shall be responsible for assuring that employees performing services on behalf of the Subcontractor under this Subcontract comply, while in Japan, with the applicable Laws and Regulations of the Government of Japan (GOJ) and political Subdivisions thereof. In addition, the Subcontractor's employees must comply with the military rules and regulations when employed in areas under the jurisdiction of the Commander, U.S. Forces Japan. In the event that a Subcontractors employee is barred from continuing to perform under the Subcontract for failure to comply with the Laws, Rules and Regulations described in the foregoing paragraph, any costs incurred by the Subcontractor as a result of the removal of the employee or the substitution of a replacement employee for the overseas assignment shall not be allowed. The disallowed costs include relocation costs incurred by the Subcontractor to furnish a substitute employee for the overseas assignment. The Subcontractor shall be responsible for obtaining the required authorization and licenses from the Government of Japan (GOJ) necessary for the performance of this Subcontract. The Subcontractor shall comply with the applicable articles of the Status of Forces Agreement (SOFA) between the U.S. Government and the Government of Japan
     (GOJ).

33.0 SUBCONTRACTOR OR TECHNICAL REPRESENTATIVES STATUS-REPUBLIC OF KOREA (ROK) (Applies to Korea sites only)

     33.1 As obtained through the Contractor's Prime Contract,
     Invited-Subcontractor or technical representatives status under the US-ROK Status of Forces Agreement (SOFA) is subject to the written approval of HO USFK, Attn.: ACJ, APO SF 96301 -001 0.


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


     33.2 The Contractor and the Government will coordinate with the HQ USFK in accordance with DFARS subpart 25.77 and USFK Reg. 799-19. The ACofs, Acquisition Management, HO USFK, will determine the appropriate Subcontractor status under the SOFA and notify the Government of the determination.

     33.3 Subject to the Government provision of the above approval to Contractor based upon Subcontractors timely submittal of required documentation, the Subcontractor, including their employees and lawful dependents, may be accorded such privileges and exemptions as specified in the US-ROK SOFA and implemented per USFK Reg. 799-19, subject to the conditions and limitations imposed by the SOFA and that regulation. These privileges and exemptions may be furnished during the performance period of the Subcontract, subject to their availability and provided the invited Contractor or technical representatives status is not withdrawn by USFK.

     33.4 The Subcontractor officials and employees performing under this contract collectively and separately warrant that they are not now performing nor will perform during the period of this Subcontract, any Subcontract, service or otherwise engage in business activities in the ROK other than those pertaining to the U.S. Armed Forces.

     33.5 During performance of work in the ROK required by this Subcontract, the Subcontract will be governed by USFK regulations pertaining to the direct hiring and the personnel administration of Korean National employees.

     33.6 The authorities of the ROK will have the right to exercise jurisdiction over invited contractors and technical representatives including officials and employees, and their dependents, for offenses committed in the ROK and punishable by the Laws of the ROK. In recognition of the role of such persons in the defense of the ROK, they will be subject to the provisions of paragraph 5, 7(b), and 9 of the US-ROK SOFA and the related agreed minutes of SOFA, Article XXII. In those cases in which the authorities of the ROK decide not to exercise jurisdiction, they shall notify the US Military authorities as soon as possible. On such notification, the military authorities will have the right to exercise such jurisdiction over the person(s) referred to, as is conferred on them by the law of the United States.

     33.7 Invited-Contractors and technical personnel agree to cooperate fully with the USFK sponsoring agency and responsible officer on all matters pertaining to logistical support. In particular, Subcontractors will provide prompt and accurate reporting of changes in employee status as required by this regulation to the assigned sponsoring agency. all U.S. Subcontractors performing work on classified subcontracts will report to the nearest Security Police Information Security Section for the geographical area where the contract is to be performed.

     33.8 Invited-Contractor and technical representatives status will be withdrawn by USFK upon:

          33.8.1   Completion of termination of the Contract.

          33.8.2 Proof that the Subcontractor or its employees are engaged in business activities in the ROK or are violating USFK regulations.

          33.8.3 Proof that the Subcontractor or its employees are engaged in practices illegal in the ROK or are violating USFK regulations.

     33.9 It is agreed that the withdrawal of the invited Contractor or technical representative status or any of the privileges associated therewith by the U.S. Government will or not constitute grounds for excusable delay by the Subcontractor in the performance of the Subcontractor, nor will it justify or excuse the Subcontractor defaulting the performance of this Subcontract; and such withdrawal will not serve as a basis for the filing of any claims against the U.S. Government if withdrawal is made for the reasons stated above. Under no circumstances will the withdrawal of such status privileges be considered or construed as a breach of contract by the U.S. Government. The determination to withdraw SOFA status and privileges by USFK be final and binding on the parties unless ft is patently arbitrary, capricious and lacking in good faith.

34.0 UNCOMPENSATED OVERTIME

     36.1 Uncompensated overtime or extended workweek refers to hours worked by exempt employees in excess of the employees normal (non-overtime) workday or workweek. Being exempt, the employees are not paid for those "excess" hours. Such effort


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


     will not be a billable charge under this Subcontract. The Subcontractor will not invoice or charge the Contractor in any way for hours worked (performed) under this Subcontract in excess of an exempt employees "normal: workday or workweek.

     36.2 The Subcontractor hereby agrees not to charge the Contractor for uncompensated overtime. That is, the Subcontractor will not invoice or charge the Subcontractor ir, any way for work performed under this Subcontract unless the employee performing such work is entitled to receive payment for that work.

35.0 SCOPE CHANGES TO BASELINE

     37.1 It is anticipated the Government may increase the number of switches at a site or the number of switch sites. However, no data currently exists to accurately predict the scope or density. Services may be ordered at the option of the Contractor.

     37.2 The information provided by this contract for all current and potential future sites shall be considered to reflect the standard configuration for that site. The Subcontract price will be adjusted if the site is configured differently at the time a purchase order is issued.

     37.3 The cost of the "Per Course" training items will be increased by l/6th for each additional student over six (6). The Contractor will provide live, dedicated equipment for all courses taught on site.


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


                                   PART III

                              GENERAL PROVISIONS

A. In addition to the clauses specifically set forth herein, this Subcontract is subject to and the Subcontractor will comply with the below listed provisions of the Federal Acquisition Regulations (FAR) and DoD FAR Supplement (DFAR) modified to the extent indicated, and which are incorporated herein by reference with the same force and effect as though set forth at length.

B. The changes noted in this paragraph (B)(i) through (v) below are applicable to all clauses of the FAR and DFAR referenced in this Part III as General Provisions of this subcontract unless otherwise specifically noted at the clause as it appears:

         (i)  The term "Contract" means this "Subcontract."

        (ii)  The term "Subcontract" means "Lower Tier Subcontract".

       (iii)  The term "Contractor" means "Subcontractor" or "Seller.

        (iv) The term "Contracting Officer -.means the GTE Government Systems duly authorized representative unless otherwise indicated.

         (v) The term "Government" means "GTE GOVERNMENT SYSTEMS CORPORATION," or "Buyer" unless otherwise indicated.

C. The FAR and DFAR clauses incorporated herein are those in effect on the dates specified in this Part 111.

D. It is the intention of the parties hereto that the above substitutions shall obligate the Subcontractor directly to the Contractor, where applicable, in the same manner as if it were the Government referred to herein.

E. Pursuant to the General Provision clauses FAR 52.227-7013, "Rights in Technical Data and Computer Software' the acquisition of the rights in technical data and computer software prescribed by these clauses, is by the Government and not the Contractor.


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


CLAUSE        DESCRIPTION

52.202-1      DEFINITIONS (APR 84)

52.203-1      OFFICIALS NOT TO BENEFIT (APR 84)

52.203-3      GRATUITIES (APR 84)

52.203-5      COVENANT AGAINST CONTINGENT FEES (APR 84)

52.203-6      RESTRICTIONS ON SUBCONTRACTOR SALES TO THE GOVERNMENT (JUL 85)

              TERM "GOVERNMENT" MEANS BOTH CONTRACTOR AND U.S. GOVERNMENT

52.203-7      ANTI-KICKBACK PROCEDURES (OCT 88)

52.203-8      REQUIREMENT FOR CERTIFICATE OF PROCUREMENT INTEGRITY (SEP 90)

52.203-9 REQUIREMENT FOR CERTIFICATE FOR PROCUREMENT INTEGRITY (MODIFICATION) (NOV 90)

52.203-10     PRICE OR FEE ADJUSTMENT FOR ILLEGAL OR IMPROPER ACTIVITY (SEP 90)

52.203-11     CERTIFICATION AND DISCLOSURE REGARDING PAYMENTS TO INFLUENCE
              CERTAIN FEDERAL TRANSACTIONS (JAN 90)

52.203-12     LIMITATION ON PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS
              (JAN 90)

52.209-6 PROTECTING THE GOVERNMENT'S INTEREST WHEN SUBCONTRACTING WITH CONTRACTORS DEBARRED, SUSPENDED OR PROPOSED FOR D DISBARRMENT ENT (MAY 89)

52.210-5      NEW MATERIAL (APR 84)

52.210-7 USED OR RECONDITIONED MATERIAL, RESIDUAL INVENTORY, AND FORMER GOVERNMENT SURPLUS PROPERTY (APR 84)

              THE TERM GOVERNMENT RETAINS ITS ORIGINAL MEANING

52.212-8      DEFENSE PRIORITY AND ALLOCATIONS REQUIREMENTS (SEP 90)


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


52.215-1      EXAMINATION OF RECORDS BY COMPTROLLER GENERAL (APR 84)

52.215-2      AUDIT-NEGOTIATION APR 841%

              THE TERM "CONTRACTING OFFICER" SHALL RETAIN ITS ORIGINAL MEANING. IF THE GOVERNMENT IS UNABLE OR UNWILLING IN A TIMELY MANNER TO CONDUCT ANY AUDIT OF SUBCONTRACTOR'S BOOKS AND RECORDS, AN AUDIT MAY BE CONDUCTED BY MUTUALLY ACCEPTABLE INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM.

52.215-22     PRICE REDUCTION FOR DEFECTIVE COST OR PRICING DATA (JAN 91)

              THE OBLIGATIONS WHICH FAR CLAUSE 52.215-24 IN THE PRIME CONTRACT REQUIRES OF SUBCONTRACTORS ARE REQUIRED OF SUBCONTRACTOR. IN ADDITION To ANY OTHER REMEDIES PROVIDED By LAW OR UNDER -THIS ORDER IF CONTRACTOR is SUBJECTED To ANY LIABILITY AS THE RESULT OF SUBCONTRACTOR'S OR ITS LOWER TIER SUBCONTRACTOR'S FAILURE TO COMPLY WITH THE REQUIREMENTS OF FAR CLAUSE 52.215-24 THE SUBCONTRACTOR AGREES TO INDEMNIFY AND HOLD CONTRACTOR HARMLESS TO THE FULL EXTENT OF ANY Loss, DAMAGE OR EXPENSE RESULTING FROM SUCH FAILURE.

52.215-24     SUBCONTRACTOR COST OR PRICING DATA (DEC 91)

52.215-30     FACILITIES CAPITAL COST OF MONEY (SEP 87)

52.215-31     WAIVER OF FACILITIES CAPITAL COST OF MONEY (SEP 87)

52.219-8 UTILIZATION OF SMALL BUSINESS CONCERNS AND SMALL DISADVANTAGED BUSINESS CONCERNS (FEB 90)

52.219-9 SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING PLAN (JAN 91)

52.219-13     UTILIZATION OF HOME-OWNED SMALL BUSINESSES (AUG 86)

52.219-16     LIQUIDATED DAMAGES - SMALL BUSINESS SUBCONTRACTING PLAN (AUG 89)

52.220-1      PREFERENCE FOR LABOR SURPLUS AREA CONCERNS (APR 84)


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


52.220-3      UTILIZATION OF LABOR SURPLUS AREA CONCERNS (APR 84)

52.220-4      LABOR SURPLUS AREA SUBCONTRACTING PROGRAM (APR 84)

52.222-20     WALSH-HEALY PUBLIC CONTRACTS ACT (APR 84)

52.222-26     EQUAL OPPORTUNITY (APR 84)

52.222-28     EQUAL OPPORTUNITY PREAWARD CLEARANCE OF SUBCONTRACTS (APR 84)

52.222-29     NOTIFICATION OF VISA DENIAL (APR 84)

52.222-35     AFFIRMATIVE ACTION FOR SPECIAL DISABLED & VIETNAM ERA VETERANS
              (APR 84)

52.222-36     AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS (AUG 87)

52.222-37     EMPLOYMENT REPORTS ON SPECIAL DISABLED VETERANS OF THE VIETNAM ERA
              (JAN 88)

52.223-2      CLEAN AIR AND WATER (APR 84)

52.223-6      DRUG FREE WORKPLACE (JUL 90)

52.225-07     BALANCE OF PAYMENTS PROGRAM (APR 84)

52.225-10     DUTY-FREE ENTRY (APR 84)

52.225-11     CERTAIN COMMUNIST AREAS (APR 84)

52.225-13     RESTRICTIONS ON CONTRACTING WITH SANCTIONED PERSONS (MAY 89)

52.227-1      AUTHORIZATION AND CONSENT (APR 84)

              DELETE THE WORDS "UNDER THIS CONTRACT" FROM PARAGRAPH (A)(1)

52.227-2 NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT (APR 84)

52.227-6      ROYALTY INFORMATION (APR 84)

52.227-9      REFUND OF ROYALTIES (APR 84)


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


52.228-5      INSURANCE WORK ON A GOVERNMENT INSTALLATION (SEP 89)

52.228-6      INSURANCE IMMUNITY FROM TORT LIABILITY (APR 84)

52.228-7      INSURANCE LIABILITY TO THIRD PERSONS (APR 84)

52.229-1      STATE AND LOCAL TAXES (APR 1984)

52.229-3      FEDERAL, STATE, AND LOCAL TAXES (APR 84)

52.229-5      TAXES - CONTRACTS PERFORMED IN U.S. POSSESSIONS OR PUERTO RICO
              (APR 1984)

52.229-6      TAXES - FOREIGN FIXED-PRICE CONTRACTS (JAN 91)

52.230-3      COST ACCOUNTING STANDARDS (APR 84)

              PARAGRAPH (b) OF THE CLAUSE IS DELETED.

              SUBCONTRACTOR SHALL COMMUNICATE AND OTHERWISE DEAL DIRECTLY WITH THE CONTRACTING OFFICER TO THE EXTENT PRACTICAL AND PERMISSIBLE AS TO ALL MATTERS RELATING TO COST ACCOUNTING STANDARDS.

              SUBCONTRACTOR SHALL PROVIDE CONTRACTOR WITH COPIES OF ALL COMMUNICATIONS BETWEEN SUBCONTRACTOR AND CONTRACTING OFFICER RESPECTING THIS CLAUSE, AND FAR CLAUSE 52.230-4, PROVIDED SUBCONTRACTOR SHALL NOT BE REQUIRED To DISCLOSE To CONTRACTOR THOSE PORTIONS OF SUCH COMMUNICATIONS WHICH CONTAIN INFORMATION WHICH IS PRIVILEGED AND CONFIDENTIAL To SUBCONTRACTOR.

              IN ADDITION TO ANY OTHER REMEDIES PROVIDED BY LAW OR UNDER THIS ORDER, SUBCONTRACTOR AGREES TO INDEMNIFY AND HOLD CONTRACTOR HARMLESS TO THE FULL EXTENT OF ANY LOSS, DAMAGE, OR EXPENSE (EXCLUDING PROFIT) IF CONTRACTOR IS SUBJECTED To ANY LIABILITY AS THE RESULT OF A FAILURE OF THE SUBCONTRACTOR OR ITS LOWER-TIER SUBCONTRACTORS TO COMPLY WITH THE REQUIREMENTS OF THIS CLAUSE OR FAR CLAUSE 52.230-4.

52.230-4      ADMINISTRATION OF COST ACCOUNTING STANDARDS (APR 84)


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


52.230-5      DISCLOSURE AND CONSISTENCY OF COST ACCOUNTING PRACTICES (AUG 86)

              PARAGRAPH (b) OF THE CLAUSE IS DELETED.

              SUBCONTRACTOR SHALL COMMUNICATE AND OTHERWISE DEAL DIRECTLY WITH THE CONTRACTING OFFICER TO THE EXTENT PRACTICAL AND PERMISSIBLE AS TO ALL MATTERS RELATING TO COST ACCOUNTING STANDARDS.

              SUBCONTRACTOR SHALL PROVIDE CONTRACTOR WITH COPIES OF ALL COMMUNICATIONS BETWEEN SUBCONTRACTOR AND CONTRACTING OFFICER RESPECTING THIS CLAUSE, AND FAR CLAUSE 52.230-4, PROVIDED SUBCONTRACTOR SHALL NOT BE REQUIRED To DISCLOSE TO CONTRACTOR THOSE PORTIONS OF SUCH COMMUNICATIONS WHICH CONTAIN INFORMATION WHICH IS PRIVILEGED AND CONFIDENTIAL TO SUBCONTRACTOR.

              IN ADDITION To ANY OTHER REMEDIES PROVIDED BY LAW OR UNDER THIS ORDER, SUBCONTRACTOR AGREES TO INDEMNIFY AND HOLD CONTRACTOR HARMLESS TO THE FULL EXTENT OF ANY Loss, DAMAGE, OR EXPENSE (EXCLUDING PROFIT) IF CONTRACTOR is SUBJECTED To ANY LIABILITY AS THE RESULT OF A FAILURE OF THE SUBCONTRACTOR OR ITS LOWER-TIER SUBCONTRACTORS TO COMPLY WITH THE REQUIREMENTS OF THIS CLAUSE OR FAR D-,KUSE 52.230-4.

52.232-1      PAYMENTS (APR 84)

52.232-7      PAYMENTS UNDER TIME AND MATERIALS AND LABOR HOUR CONTRACTS
              (APR 84)

52.232-8      DISCOUNTS FOR PROMPT PAYMENT (APR 89)

52.232-9      LIMITATION OF WITHHOLDING OF PAYMENTS (APR 84)

52.232-11     EXTRAS (APR 84)

52.232-17     INTEREST (JAN 91)

52.232-23     ASSIGNMENT OF CLAIMS (JAN 86) AND ALTERNATE I (APR 84)(JAN 86)

52.237-2      PROTECTION OF GOVERNMENT BUILDINGS, EQUIPMENT AND VEGETATION
              (APR 84)


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


52.237-3      CONTINUITY OF SERVICES (JAN 91)

52.237-8 SEVERANCE PAYMENTS TO FOREIGN NATIONALS EMPLOYED UNDER A SERVICE CONTRACT PERFORMED OUTSIDE THE UNITED STATES (JAN 91)

52.242-12     REPORT OF SHIPMENT (REPSHIP) (DEC 89)

52.243-1      CHANGES - FIXED-PRICE (AUG 87) AND ALTERNATE 11 (APR 84)

              PARAGRAPH (C) "30 DAYS" IS CHANGED TO "20 DAYS"

52.243-3      CHANGES - TIME AND MATERIALS OR LABOR HOURS (AUG 87)

52.243-7      NOTIFICATION OF CHANGES (JAN 90)

52.244-1      SUBCONTRACTS (FIXED PRICE CONTRACTS) (APR 91)

52.244-3      SUBCONTRACTS (TIME AND MATERIALS AND LABOR HOUR CONTRACTS)
              (APR 85)

52.244-5      COMPETITION IN SUBCONTRACTING (APR 84)

52.245-1      PROPERTY RECORDS (APR 84)

52.245-2      GOVERNMENT PROPERTY (FIXED-PRICE CONTRACTS) (APR 84)

              CONTRACTING OFFICER MEANS CONTRACTOR'S AUTHORIZED
              REPRESENTATIVE.  GOVERNMENT MEANS CONTRACTOR EXCEPT:

              1) IN THE TERMS "GOVERNMENT-FURNISHED PROPERTY," "GOVERNMENT PROPERTY," AND "GOVERNMENT-OWNED PROPERTY," AND

              2)  THE SECOND TIME IT APPEARS IN PARAGRAPH (b)(1)(ii), AND

              3)  IN PARAGRAPH (C)(1).

              GOVERNMENT MEANS GOVERNMENT OR CONTRACTOR:

              1) IN PARAGRAPH (f) AND IN THE FOLLOWING PHRASE "ITS" BECOMES "THEIR," AND


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


              2) IN PARAGRAPH (j) AND SUBPARAGRAPH (J), THE FOURTH SENTENCE OF PARAGRAPH (H) IS CHANGED To READ "NEITHER THE GOVERNMENT NOR THE CONTRACTOR SHALL BE LIABLE..."

52.245-5 GOVERNMENT PROPERTY (COST REIMBURSEMENT, TIME AND MATERIAL OR LABOR HOUR CONTRACTS) (JAN 86)

52.246-2      INSPECTION OF SUPPLIES FIXED-PRICE (JUL 85)

              "CONTRACTING OFFICER" MEANS CONTRACTOR'S AUTHORIZED REPRESENTATIVE OR HIS AUTHORIZED DESIGNEE, AND "GOVERNMENT-R MEANS CONTRACTOR EXCEPT THAT THE FIRST TIME IT APPEARS IN THE FIRST SENTENCE OF PARAGRAPH (B) AND IN THE FOURTH SENTENCE OF PARAGRAPH (B) IT MEANS CONTRACTOR AND THE GOVERNMENT (PROVIDED, HOWEVER, THAT AN INSPECTION SYSTEM ACCEPTED BY THE GOVERNMENT WILL BE DEEMED ACCEPTABLE To THE CONTRACTOR), AND THE FIRST TIME IT APPEARS IN PARAGRAPH (K) IT MEANS GOVERNMENT OR CONTRACTOR.

              THE PROVISIONS IN THE CLAUSE FOR ACCESS, RIGHTS TO INSPECT, SAFETY PROTECTION, AND RELIEF FROM LIABILITY APPLY EQUALLY TO CONTRACTOR AND THE GOVERNMENT.

52.246-4      INSPECTION OF SERVICES - FIXED PRICE (APR 84)

52.246-6      INSPECTION - TIME AND MATERIALS AND LABOR HOUR (JAN 86)

52.246-16     RESPONSIBILITY FOR SUPPLIES (APR 84)

              "CONTRACTOR" MEANS SUBCONTRACTOR AND "GOVERNMENT" MEANS CONTRACTOR, EXCEPT IN PARAGRAPH (D) WHERE "GOVERNMENT" MEANS GOVERNMENT OF CONTRACTOR.

52.246-23     LIMITATION OF LIABILITY (APR 84)

52.246-25     LIMITATION OF LIABILITY - SERVICES (APR 84)

52.247-34     F.O.B. DESTINATION (APR 84)

52.247-48     F.O.B. DESTINATION - EVIDENCE OF SHIPMENT (APR 84)


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


52.247-54     DIVERSION OF SHIPMENT UNDER F.O.B.  DESTINATION CONTRACTS (MAR 89)

52.247-63     PREFERENCE FOR U.S.  FLAG AIR CARRIERS (APR 84)

52.248-1      VALUE ENGINEERING (APR 84)

              "CONTRACTING OFFICER" MEANS CONTRACTOR'S AUTHORIZED
              REPRESENTATIVE EXCEPT IN PARAGRAPH (J), SENTENCE 3.

              "GOVERNMENT" MEANS CONTRACTOR IN PARAGRAPHS (E)(I ),
              (E)(2),(G)(4), AND (I)(4), AND MEANS GOVERNMENT AND CONTRACTOR IN PARAGRAPH (M), SENTENCE 1 AND SENTENCE 2 OF THE LEGEND.

              REPLACE THE SHARE PERCENTAGE FIGURES IN PARAGRAPHS (F) AND (J) WITH THOSE THE PARTIES AGREE UPON.

52.249-4      TERMINATION FOR CONVENIENCE OF THE GOVERNMENT (SERVICES) (SHORT
              FORM) (APR 84)

52.249-6      TERMINATION (COST REIMBURSEMENT) (MAY 86) AND ALT.IV (APR 84)

52.249-14     EXCUSABLE DELAYS (APR 84)

252.203-7001  SPECIAL PROHIBITION ON EMPLOYMENT (MAR 89)

252.203-7002  STATUTORY COMPENSATION PROHIBITIONS AND REPORTING REQUIREMENTS
              RELATING TO CERTAIN FORMER DEPARTMENT OF DEFENSE (DOD) EMPLOYEES (FEB 91)

252.203-7003  DISPLAY OF DOD HOTLINE POSTER (OCT 87)

252.204-7007  COMMERCIAL AND GOVERNMENT ENTITY) CODE REPORTING (OCT 87)

252.205-7000  RELEASE OF INFORMATION TO COOPERATIVE AGREEMENT HOLDERS (FEB 89)

252.215-7000  AGGREGATE PRICING ADJUSTMENT (APR W)

252.219-7000  SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING
              PLAN (DOD) (JUN 88)


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


252-225-7001  BUY AMERICAN ACT AND BALANCE OF PAYMENTS PROGRAM (Nov 90)

252.225-7002  QUALIFYING COUNTRY SOURCES ON SUBCONTRACTORS (OCT80)

252.225-7008  SUPPLIES TO BE ACCORDED DUTY-FREE ENTRY (APR 88) "SUPPLIES TO
              BE USED WITH NTI SWITCHES"

252.225-7009  DUTY-FREE ENTRY - QUALIFYING COUNTRY END PRODUCTS AND SUPPLIES
              (DEC 90)

252.226-7002  UTILIZATION OF INDIAN ORGANIZATIONS AND INDIAN OWNED ECONOMIC
              ENTERPRISES (NOV 90)

252-227-7013  RIGHTS IN TECHNICAL DATA & COMPUTER SOFTWARE; (OCT 88)

252.227-7018  RESTRICTIVE MARKINGS ON TECHNICAL DATA (OCT 88)

252.227-7019  IDENTIFICATION OF RESTRICTED RIGHTS COMPUTER SOFTWARE (APR 88)

252.227-7027  DEFERRED ORDERING OF TECHNICAL DATA OR COMPUTER SOFTWARE (Nov
              74)

252.227-7028  REQUIREMENT FOR TECHNICAL DATA REPRESENTATION (OCT 88)

252.227-7029  IDENTIFICATION OF TECHNICAL DATA (APR 88)

252.227-7030  TECHNICAL DATA-WITHHOLDING OF PAYMENT (OCT 88)

252.227-7031  DATA REQUIREMENTS (OCT 88)

252.227-7037  VALIDATION OF RESTRICTIVE MARKINGS ON TECHNICAL DATA (APR 88)

252.228-7003  CAPTURE AND DETENTION (DEC 91)

252.231-7000  SUPPLEMENTAL COST PRINCIPLES (APR 84)

              IN WHICH REFERENCES To CONTRACTING OFFICER REMAIN UNCHANGED.

252.233-7000  CERTIFICATION OF REQUESTS FOR ADJUSTMENT OR RELIEF EXCEEDING $1
              00,000 (APR 90)


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


252.243-7000  ENGINEERING CHANGE PROPOSALS (AUG 85)

252.243-7001  PRICING OF ADJUSTMENTS (APR 84)

252.246-7000  MATERIAL INSPECTION AND RECEIVING REPORT (DEC 69)

252.246-7001  WARRANTY OF DATA (NOV 74)

252.247-7203  TRANSPORTATION OF SUPPLIES BY SEA (APR 90)

252.247-7204  NOTIFICATION OF TRANSPORTATION OF SUPPLIES BY SEA (JAN 90)



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